Exhibit 99.1

JCPENNEY EXECUTIVE WILLIAM ALCORN TO RETIRE

Company Announces Changes in Finance Organization

PLANO, Texas (May 19, 2008) – J. C. Penney Company, Inc. (NYSE: JCP) today announced the retirement of William Alcorn, senior vice president, controller and chief procurement officer for non-resale goods and services, effective June 3.  Alcorn, 60, joined the Company in 1971, and has held several positions of increasing responsibility in the Company’s Auditing, Credit and Controller’s departments.  The Company also announced several other changes within its Finance organization.

Robert Cavanaugh, executive vice president and chief financial officer said, “Bill’s 37-year career with JCPenney has been marked by solid contributions that have greatly supported the efficiency of our operations.  His accomplishments have been numerous, including his leadership role and ground-breaking work with the Women's Business Enterprise National Council and with minority and women suppliers.   We appreciate his many years of service and wish him well in his retirement.”

New Appointments in Finance Organization
Dennis Miller, 55, has been promoted to senior vice president, controller, succeeding Alcorn in his Controller responsibilities.  In this role, he will direct the development and maintenance of accounting records, financial accounting systems, internal controls and procedures for the Company.  Miller will report to Cavanaugh.

Miller joined JCPenney in 1974, and has served in various senior executive positions in the Company’s Auditing, Controller’s and Procurement departments.  During his tenure, he served on assignment at Eckerd Drugstores, which was formerly owned by JCPenney, as controller and subsequently as chief financial officer.

Bruce Kilkowski, 52, has been named vice president and director of procurement, succeeding Miller in his procurement responsibilities.  Kilkowski will be responsible for directing all procurement activities for non-resale goods and services in support of enterprise-wide strategies and requirements.  He will report directly to Cavanaugh.

Kilkowski brings 29 years of experience in procurement and sourcing at large corporations, including Procter & Gamble, First USA Bank, Capital One Financial and Underwriters Labs.  He joins JCPenney from Bank of America where he served most recently as vice president, procurement.

Robert Johnson, 57, has been named vice president and director of planning, budgeting and forecasting.  In this new role, Johnson will be responsible for leading the development of corporate budgets, and integrating financial analysis and strategies that will impact budget formulation, execution and forecasting processes.  He will report to Tom Clerkin, senior vice president, finance.

Johnson joined JCPenney in 1976, and has held positions of increasing responsibility within the Finance organization.  Currently, he serves as vice president and director of investor relations, a position he has held since 2005.

Phillip Sanchez, 47, has been promoted to vice president and director of investor relations, responsible for leading the Company’s investor relations functions as the principal Company interface with the financial community.

Sanchez brings over 20 years of financial management experience to his new role. He most recently served as a divisional vice president, associate director of investor relations, a position he has held since September 2007.  Prior to that, he served as divisional vice president, assistant treasurer, focused on enhancing the productivity of the Company's asset base and capital structure in support of JCPenney’s growth initiatives.  Sanchez will report to Cavanaugh.

In announcing these appointments, Cavanaugh added, “These highly talented and seasoned executives have a proven track record in developing, executing and communicating financial strategies that will help further position JCPenney as the growth leader in the industry, a key strategy of our Long-Range Plan.”

For further information, contact:

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400; jcpcorpcomm@jcpenney.com

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,074 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2007 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

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